EXHIBIT 99.1

NEW YORK, NY, July 9, 2004 — The New York Mercantile Exchange, Inc., today announced that Dr. James E. Newsome has accepted the position of president, effective on August 2.

Dr. Newsome has been Chairman of the Commodity Futures Trading Commission (CFTC) since Senate confirmation in December 2001. He has served as a Commissioner of the CFTC since August 1998. During his CFTC tenure, Dr. Newsome served as Chairman of both the technology and the agricultural advisory committees.

In addition to his responsibilities at the CFTC, Dr. Newsome serves as a member of the President’s Working Group on Financial Markets, along with the Secretary of the Treasury, the chairman of the Federal Reserve Board, and the chairman of the Securities and Exchange Commission. More recently, Dr. Newsome was appointed to serve on the President’s Corporate Fraud Task Force to coordinate corporate fraud investigations.

Exchange Chairman Mitchell Steinhause said, “Dr. Newsome led the CFTC through what many refer to as the most dynamic and challenging time in the agency’s history. With a completely revamped law, the Commodity Futures Modernization Act of 2000, and an industry poised for major growth, Dr. Newsome guided the implementation of the law with a business–like attitude and he has received much of the credit for the results. During his tenure, the futures business has reached unprecedented volume levels and the Commission has become highly regarded by both industry leaders and policy makers in Washington.”

Dr. Newsome received his Bachelor of Science degree in food and resource economics from the University of Florida and his Masters of Science and Doctorate of Philosophy degrees from Mississippi State University. He and his wife, Mei Mei, have two daughters, Molly and Riley.

Mr. Steinhause also said, “We feel privileged to have someone of Jim’s stature head up our staff. He demonstrated by far the most forward–thinking, pro–business stance of any CFTC chairman. We expect him to add a great deal of value through his insight into the international marketplace, his strategic planning skills, and his thorough understanding of our industry.”